Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated February 25, 2013, with respect to our opinion on the consolidated financial statements insofar as it relates to the change in segments described in Note 14 as to which the date is July 15, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in Access Midstream Partners L.P.’s Current Report on Form 8-K dated July 15, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

July 15, 2013